UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2013

Intermolecular, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35348	20-1616267
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3011 N. First Street San Jose, California	95134
(Address of Principal Executive Offices)	(Zip Code)

(408) 582-5700
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference in this Item 1.01.

ITEM  1.02.    TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT
In connection with our entry into the loan and security agreement (“Loan Agreement”) with Silicon Valley Bank (“Bank”) described in Item 2.03 of this Current Report on Form 8-K, on May 31, 2013, we used $25.0 million of the net proceeds from the new revolving line and $1.5 million of cash to retire and repay all remaining principal and accrued interest upon the secured promissory note that we issued to Symyx Technologies, Inc., a wholly-owned subsidiary of Accelrys, Inc. (“Symyx”), on November 23, 2011 (the “Symyx Note”), the balance of which was required to be repaid by November 2013. Upon repayment, the Symyx Note was terminated and Symyx released all security interests and other liens held as security in connection with the Symyx Note. Pursuant to the terms of the Symyx Note, we were permitted to prepay the Symyx Note at any time without penalty or premium. Accordingly, there were no early termination penalties or other penalties associated with the termination of the Symyx Note.

ITEM 2.03.     CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

On May 31, 2013, we entered into the Loan Agreement with Bank pursuant to which Bank made available to us loans under a revolving line to refinance existing indebtedness (including the repayment of the Symyx Note in the manner described in Item 1.02 of this Current Report on Form 8-K) and for working capital and general business purposes, in a principal amount of up to $26.5 million. Under the Loan Agreement, the Bank funded an initial credit extension in the principal amount of $25.0 million on May 31, 2013 and agreed to fund, subject to customary conditions, additional credit extensions under the revolving line on or prior to November 30, 2013. Prior to November 30, 2013, we have the option to convert all or any part of the outstanding advances under the revolving line into a term loan. Our option to convert the revolving advances into a term loan can only be used once. The revolving line advances bear interest at a floating rate equal to the greater of 2.75% or the prime rate (customarily defined) minus 0.50%. The term loan would bear interest at a fixed rate equal to 3.25%.

We are obligated to pay interest on the revolving line credit extensions on a monthly basis and are obligated to pay the principal amount of all outstanding principal and unpaid interest on credit extensions under the revolving line on November 30, 2013. For any amount converted into a term loan, we are obligated to pay interest at the applicable rate and $0.5 million of principal on a quarterly basis. The term loan would mature three years from the first day of the month after conversion occurs, but no later than November 30, 2016, and we would be obligated to pay all outstanding principal and accrued and unpaid interest on that date.

At our option, we may prepay the outstanding principal balance of the term loan in full or in part, subject to a pre-payment fee of 0.25% of the outstanding principal balance of the term loan if the term loan is outstanding for less than one year.

In the event of a termination of the revolving line for any reason before November 30, 2013, including the repayment of the loan upon any prepayment, we are obligated to pay a final payment fee equal to 0.25% of the outstanding revolving advance being repaid.

We granted Bank a security interest in substantially all of our assets, excluding all intellectual property. Under the Loan Agreement, we cannot grant an interest in our intellectual property to any other person. We are also subject to certain affirmative and negative covenants under the Loan Agreement, including limitations on our ability to: undergo certain change of control events; dispose of our assets; merge or acquire other entities; create, incur, assume, guarantee or be liable with respect to indebtedness; grant liens on any assets; make any dividends in cash; and make or permit any payment on subordinated debt, in each case subject to certain exceptions. In addition, we are subject to a financial covenant under which, if our unrestricted cash, cash equivalents and other short-term investments are less than $60 million, we must maintain a ratio of our short-term assets (including cash, net accounts receivable and short-term investments) to certain liabilities (including our outstanding and owed obligations to Bank and any other liabilities maturing in less than one year) of 1.5:1.0. Under the Loan Agreement, subject to certain exceptions, we are also required to maintain with Bank our primary operating and other deposit accounts and securities accounts.

The Loan Agreement also includes several potential events of default such as payment default, material adverse change conditions and insolvency conditions that could cause interest to be charged at the rate that is otherwise applicable plus 5.0%. Any uncured events of default may result in Bank's right to declare all outstanding obligations immediately due and payable and to exercise any other remedies permitted under the Loan Agreement.

The Loan Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, is incorporated herein by reference. The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

ITEM  9.01.    FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

10.1    Loan and Security Agreement between Intermolecular, Inc. and Silicon Valley Bank, dated as of May31, 2013.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERMOLECULAR, INC.

Date: May 31, 2013	By:	/s/ DAVID E. LAZOVSKY
David E. Lazovsky
President and Chief Executive Officer

EXHIBITS

Exhibit Number	Exhibit Description

10.1	Loan and Security Agreement between Intermolecular, Inc. and Silicon Valley Bank, dated as of May 31, 2013.